                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                 SCHEDULE 13D/A
                                 (RULE 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                                (AMENDMENT NO. 1)

                           SYNAGRO TECHNOLOGIES, INC.
                                (Name of Issuer)

                         COMMON STOCK, $0.002 PAR VALUE
                         (Title of Class of Securities)

                                    871562203
                                 (CUSIP Number)

                              Linda D. Barker, Esq.
                               The TCW Group, Inc.
                      865 South Figueroa Street, Suite 1800
                          Los Angeles, California 90017
                                  213-244-0694
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  JULY 6, 2001
                      (Date of Event Which Requires Filing
                               of This Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: |_|

               NOTE. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                              (Page 1 of 18 Pages)

-------------------                                           ------------------
CUSIP NO. 871562203                   13 D                    Page 2 of 18 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
        The TCW Group, Inc.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) |_|
                                                                   (B) |X|
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS
        Not Applicable
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEM 2(d) OR 2(e):
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        Nevada
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
           SHARES                     0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     580,665*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      0
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      580,665*
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        580,665*
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                |X|**
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        2.7%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        HC, CO
--------------------------------------------------------------------------------

* The Reporting Person owns no Common Stock. Numbers reflect the number of shares that the Reporting Person has a right to acquire through the conversion of Preferred Stock and the resulting voting and dispositive powers that will arise only if the shares are so acquired. See Item 5 of The TCW Group, Inc. 13D filed on August 14, 2000. These shares do not include an indeterminate number of shares that might also be acquired on exercise of warrants that might be acquired, subject to conditions, in connection with future loans by the TCW/Agreement Parties. See Item 3 of The TCW Group, Inc. 13D filed on August 14, 2000.

** The aggregate amount in Row (11) excludes shares that the Reporting Person may be deemed to beneficially own as a member of those groups as to which the Reporting Person disclaims group membership in Item 5(a) of The TCW Group, Inc. 13D filed on August 14, 2000.

-------------------                                           ------------------
CUSIP NO. 871562203                   13 D                    Page 3 of 18 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
        Robert A. Day
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) |_|
                                                                   (B) |X|
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS
        Not Applicable
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEM 2(d) OR 2(e):
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        United States
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
           SHARES                     0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     0
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      0
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        0
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                |X|
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        0%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        IN, HC
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 871562203                   13 D                    Page 4 of 18 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
        TCW Investment Management Company
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) |_|
                                                                   (B) |X|
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS
        Not Applicable
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEM 2(d) OR 2(e):
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        California
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
           SHARES                     0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     387,110*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      0
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      387,110*
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        387,110*
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                |X|**
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        1.8%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        HC, CO, IA
--------------------------------------------------------------------------------

* The Reporting Person owns no Common Stock. Numbers reflect the number of shares that the Reporting Person has a right to acquire through the conversion of Preferred Stock and the resulting voting and dispositive powers that will arise only if the shares are so acquired. See Item 5 of The TCW Group, Inc. 13D filed on August 14, 2000. These shares do not include an indeterminate number of shares that might also be acquired on exercise of warrants that might be acquired, subject to conditions, in connection with future loans by the TCW/Agreement Parties. See Item 3 of The TCW Group, Inc. 13D filed on August 14, 2000.

** The aggregate amount in Row (11) excludes shares that the Reporting Person may be deemed to beneficially own as a member of those groups as to which the Reporting Person disclaims group membership in Item 5(a) of The TCW Group, Inc. 13D filed on August 14, 2000.

-------------------                                           ------------------
CUSIP NO. 871562203                   13 D                    Page 5 of 18 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
        TCW Asset Management Company
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) |_|
                                                                   (B) |X|
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS
        Not Applicable
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEM 2(d) OR 2(e):
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        California
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
           SHARES                     0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     193,555*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      0
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      193,555*
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        193,555*
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                |X|**
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        0.9%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        HC, CO, IA
--------------------------------------------------------------------------------

* The Reporting Person owns no Common Stock. Numbers reflect the number of shares that the Reporting Person has a right to acquire through the conversion of Preferred Stock and the resulting voting and dispositive powers that will arise only if the shares are so acquired. See Item 5 of The TCW Group, Inc. 13D filed on August 14, 2000. These shares do not include an indeterminate number of shares that might also be acquired on exercise of warrants that might be acquired, subject to conditions, in connection with future loans by the TCW/Agreement Parties. See Item 3 of The TCW Group, Inc. 13D filed on August 14, 2000.

** The aggregate amount in Row (11) excludes shares that the Reporting Person may be deemed to beneficially own as a member of those groups as to which the Reporting Person disclaims group membership in Item 5(a) of The TCW Group, Inc. 13D filed on August 14, 2000.

-------------------                                           ------------------
CUSIP NO. 871562203                   13 D                    Page 6 of 18 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
        TCW/Crescent Mezzanine II, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) |_|
                                                                   (B) |X|
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS
        Not Applicable
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEM 2(d) OR 2(e):
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
           SHARES                     0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     2,321,120*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      0
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      2,321,120*
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,321,120*
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                |X|**
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        10.4%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        OO, IA
--------------------------------------------------------------------------------

* The Reporting Person owns no Common Stock. Numbers reflect the number of shares that the Reporting Person has a right to acquire through the conversion of Preferred Stock and the resulting voting and dispositive powers that will arise only if the shares are so acquired. See Item 5 of The TCW Group, Inc. 13D filed on August 14, 2000. These shares do not include an indeterminate number of shares that might also be acquired on exercise of warrants that might be acquired, subject to conditions, in connection with future loans by the TCW/Agreement Parties. See Item 3 of The TCW Group, Inc. 13D filed on August 14, 2000.

** The aggregate amount in Row (11) excludes shares that the Reporting Person may be deemed to beneficially own as a member of those groups as to which the Reporting Person disclaims group membership in Item 5(a) of The TCW Group, Inc. 13D filed on August 14, 2000.

-------------------                                           ------------------
CUSIP NO. 871562203                   13 D                    Page 7 of 18 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
        TCW/Crescent Mezzanine Partners II, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) |_|
                                                                   (B) |X|
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS
        WC
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEM 2(d) OR 2(e):
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
           SHARES                     0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     1,868,255*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      0
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      1,868,255*
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,868,255*
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                |X|**
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        8.4%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        PN
--------------------------------------------------------------------------------

* The Reporting Person owns no Common Stock. Numbers reflect the number of shares that the Reporting Person has a right to acquire through the conversion of Preferred Stock and the resulting voting and dispositive powers that will arise only if the shares are so acquired. See Item 5 of The TCW Group, Inc. 13D filed on August 14, 2000. These shares do not include an indeterminate number of shares that might also be acquired on exercise of warrants that might be acquired, subject to conditions, in connection with future loans by the TCW/Agreement Parties. See Item 3 of The TCW Group, Inc. 13D filed on August 14, 2000.

** The aggregate amount in Row (11) excludes shares that the Reporting Person may be deemed to beneficially own as a member of those groups as to which the Reporting Person disclaims group membership in Item 5(a) of The TCW Group, Inc. 13D filed on August 14, 2000.

-------------------                                           ------------------
CUSIP NO. 871562203                   13 D                    Page 8 of 18 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
        TCW/Crescent Mezzanine Trust II, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) |_|
                                                                   (B) |X|
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS
        WC
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEM 2(d) OR 2(e):
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
           SHARES                     0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     452,865*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      0
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      452,865*
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        452,865*
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                |X|**
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        2.0%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        OO
--------------------------------------------------------------------------------

* The Reporting Person owns no Common Stock. Numbers reflect the number of shares that the Reporting Person has a right to acquire through the conversion of Preferred Stock and the resulting voting and dispositive powers that will arise only if the shares are so acquired. See Item 5 of The TCW Group, Inc. 13D filed on August 14, 2000. These shares do not include an indeterminate number of shares that might also be acquired on exercise of warrants that might be acquired, subject to conditions, in connection with future loans by the TCW/Agreement Parties. See Item 3 of The TCW Group, Inc. 13D filed on August 14, 2000.

** The aggregate amount in Row (11) excludes shares that the Reporting Person may be deemed to beneficially own as a member of those groups as to which the Reporting Person disclaims group membership in Item 5(a) of The TCW Group, Inc. 13D filed on August 14, 2000.

-------------------                                           ------------------
CUSIP NO. 871562203                   13 D                    Page 9 of 18 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
        TCW Leveraged Income Trust, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) |_|
                                                                   (B) |X|
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS
        WC
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEM 2(d) OR 2(e):
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
           SHARES                     0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     193,555*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      0
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      193,555*
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        193,555*
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                |X|**
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        0.9%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        PN
--------------------------------------------------------------------------------

* The Reporting Person owns no Common Stock. Numbers reflect the number of shares that the Reporting Person has a right to acquire through the conversion of Preferred Stock and the resulting voting and dispositive powers that will arise only if the shares are so acquired. See Item 5 of The TCW Group, Inc. 13D filed on August 14, 2000. These shares do not include an indeterminate number of shares that might also be acquired on exercise of warrants that might be acquired, subject to conditions, in connection with future loans by the TCW/Agreement Parties. See Item 3 of The TCW Group, Inc. 13D filed on August 14, 2000.

** The aggregate amount in Row (11) excludes shares that the Reporting Person may be deemed to beneficially own as a member of those groups as to which the Reporting Person disclaims group membership in Item 5(a) of The TCW Group, Inc. 13D filed on August 14, 2000.

-------------------                                           ------------------
CUSIP NO. 871562203                   13 D                  Page 10 of 18 Pages
-------------------                                         ------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
        TCW Leveraged Income Trust II, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) |_|
                                                                   (B) |X|
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS
        WC
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEM 2(d) OR 2(e):
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
           SHARES                     0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     193,555*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      0
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      193,555*
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        193,555*
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                |X|**
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        0.9%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        PN
--------------------------------------------------------------------------------

* The Reporting Person owns no Common Stock. Numbers reflect the number of shares that the Reporting Person has a right to acquire through the conversion of Preferred Stock and the resulting voting and dispositive powers that will arise only if the shares are so acquired. See Item 5 of The TCW Group, Inc. 13D filed on August 14, 2000. These shares do not include an indeterminate number of shares that might also be acquired on exercise of warrants that might be acquired, subject to conditions, in connection with future loans by the TCW/Agreement Parties. See Item 3 of The TCW Group, Inc. 13D filed on August 14, 2000.

** The aggregate amount in Row (11) excludes shares that the Reporting Person may be deemed to beneficially own as a member of those groups as to which the Reporting Person disclaims group membership in Item 5(a) of The TCW Group, Inc. 13D filed on August 14, 2000.

-------------------                                        -------------------
CUSIP NO. 871562203                13 D                    Page 11 of 18 Pages
-------------------                                        -------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
        TCW Leveraged Income Trust IV, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) |_|
                                                                   (B) |X|
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS
        WC
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEM 2(d) OR 2(e):
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
           SHARES                     0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     193,555*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      0
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      193,555*
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        193,555*
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                |X|**
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        0.9%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        PN
--------------------------------------------------------------------------------

* The Reporting Person owns no Common Stock. Numbers reflect the number of shares that the Reporting Person has a right to acquire through the conversion of Preferred Stock and the resulting voting and dispositive powers that will arise only if the shares are so acquired. See Item 5 of The TCW Group, Inc. 13D filed on August 14, 2000. These shares do not include an indeterminate number of shares that might also be acquired on exercise of warrants that might be acquired, subject to conditions, in connection with future loans by the TCW/Agreement Parties. See Item 3 of The TCW Group, Inc. 13D filed on August 14, 2000.

** The aggregate amount in Row (11) excludes shares that the Reporting Person may be deemed to beneficially own as a member of those groups as to which the Reporting Person disclaims group membership in Item 5(a) of The TCW Group, Inc. 13D filed on August 14, 2000.

-------------------                                       -------------------
CUSIP NO. 871562203                13 D                   Page 12 of 18 Pages
-------------------                                       -------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
        TCW Advisers (Bermuda) Ltd.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) |_|
                                                                   (B) |X|
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS
        Not Applicable
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEM 2(d) OR 2(e):
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        Bermuda
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
           SHARES                     0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     387,110*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      0
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      387,110*
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        387,110*
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                |X|**
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        1.8%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        CO
--------------------------------------------------------------------------------

* The Reporting Person owns no Common Stock. Numbers reflect the number of shares that the Reporting Person has a right to acquire through the conversion of Preferred Stock and the resulting voting and dispositive powers that will arise only if the shares are so acquired. See Item 5 of The TCW Group, Inc. 13D filed on August 14, 2000. These shares do not include an indeterminate number of shares that might also be acquired on exercise of warrants that might be acquired, subject to conditions, in connection with future loans by the TCW/Agreement Parties. See Item 3 of The TCW Group, Inc. 13D filed on August 14, 2000.

** The aggregate amount in Row (11) excludes shares that the Reporting Person may be deemed to beneficially own as a member of those groups as to which the Reporting Person disclaims group membership in Item 5(a) of The TCW Group, Inc. 13D filed on August 14, 2000.

-------------------                                         -------------------
CUSIP NO. 871562203                   13 D                  Page 13 of 18 Pages
-------------------                                         -------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
        TCW/Crescent Mezzanine II, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) |_|
                                                                   (B) |X|
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS
        Not Applicable
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEM 2(d) OR 2(e):
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
           SHARES                     0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     2,321,120*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      0
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      2,321,120*
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,321,120*
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                |X|**
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        10.4%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        PN
--------------------------------------------------------------------------------

* The Reporting Person owns no Common Stock. Numbers reflect the number of shares that the Reporting Person has a right to acquire through the conversion of Preferred Stock and the resulting voting and dispositive powers that will arise only if the shares are so acquired. See Item 5 of The TCW Group, Inc. 13D filed on August 14, 2000. These shares do not include an indeterminate number of shares that might also be acquired on exercise of warrants that might be acquired, subject to conditions, in connection with future loans by the TCW/Agreement Parties. See Item 3 of The TCW Group, Inc. 13D filed on August 14, 2000.

** The aggregate amount in Row (11) excludes shares that the Reporting Person may be deemed to beneficially own as a member of those groups as to which the Reporting Person disclaims group membership in Item 5(a) of The TCW Group, Inc. 13D filed on August 14, 2000.

-------------------                                         -------------------
CUSIP NO. 871562203                   13 D                  Page 14 of 18 Pages
-------------------                                         -------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
        TCW (LINC II), L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) |_|
                                                                   (B) |X|
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS
        Not Applicable
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEM 2(d) OR 2(e):
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
           SHARES                     0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     193,555*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      0
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      193,555*
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        193,555*
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                |X|**
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        0.9%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        PN
--------------------------------------------------------------------------------

* The Reporting Person owns no Common Stock. Numbers reflect the number of shares that the Reporting Person has a right to acquire through the conversion of Preferred Stock and the resulting voting and dispositive powers that will arise only if the shares are so acquired. See Item 5 of The TCW Group, Inc. 13D filed on August 14, 2000. These shares do not include an indeterminate number of shares that might also be acquired on exercise of warrants that might be acquired, subject to conditions, in connection with future loans by the TCW/Agreement Parties. See Item 3 of The TCW Group, Inc. 13D filed on August 14, 2000.

** The aggregate amount in Row (11) excludes shares that the Reporting Person may be deemed to beneficially own as a member of those groups as to which the Reporting Person disclaims group membership in Item 5(a) of The TCW Group, Inc. 13D filed on August 14, 2000.

-------------------                                         -------------------
CUSIP NO. 871562203                 13 D                    Page 15 of 18 Pages
-------------------                                         -------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
        TCW (LINC IV), L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) |_|
                                                                   (B) |X|
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS
        Not Applicable
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEM 2(d) OR 2(e):
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
           SHARES                     0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     193,555*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      0
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      193,555*
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        193,555*
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                |X|**
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        0.9%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        OO
--------------------------------------------------------------------------------

* The Reporting Person owns no Common Stock. Numbers reflect the number of shares that the Reporting Person has a right to acquire through the conversion of Preferred Stock and the resulting voting and dispositive powers that will arise only if the shares are so acquired. See Item 5 of The TCW Group, Inc. 13D filed on August 14, 2000. These shares do not include an indeterminate number of shares that might also be acquired on exercise of warrants that might be acquired, subject to conditions, in connection with future loans by the TCW/Agreement Parties. See Item 3 of The TCW Group, Inc. 13D filed on August 14, 2000.

** The aggregate amount in Row (11) excludes shares that the Reporting Person may be deemed to beneficially own as a member of those groups as to which the Reporting Person disclaims group membership in Item 5(a) of The TCW Group, Inc. 13D filed on August 14, 2000.

-------------------                                         -------------------
CUSIP NO. 871562203                   13 D                  Page 16 of 18 Pages
-------------------                                         -------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
        TCW CRESCENT MEZZANINE, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) |_|
                                                                   (B) |X|
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS
        Not Applicable
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEM 2(d) OR 2(e):
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
           SHARES                     0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     2,321,120*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      0
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      2,321,120*
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,321,120*
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                |X|**
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        10.4%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        OO
--------------------------------------------------------------------------------

* The Reporting Person owns no Common Stock. Numbers reflect the number of shares that the Reporting Person has a right to acquire through the conversion of Preferred Stock and the resulting voting and dispositive powers that will arise only if the shares are so acquired. See Item 5 of The TCW Group, Inc. 13D filed on August 14, 2000. These shares do not include an indeterminate number of shares that might also be acquired on exercise of warrants that might be acquired, subject to conditions, in connection with future loans by the TCW/Agreement Parties. See Item 3 of The TCW Group, Inc. 13D filed on August 14, 2000.

** The aggregate amount in Row (11) excludes shares that the Reporting Person may be deemed to beneficially own as a member of those groups as to which the Reporting Person disclaims group membership in Item 5(a) of The TCW Group, Inc. 13D filed on August 14, 2000.

AMENDMENT NO. 1 TO SCHEDULE 13D

         Reference is made to the Schedule 13D originally filed on August 14, 2000, by The TCW Group, Inc. ("TCW"), a Nevada corporation, Robert A. Day, an individual, TCW Investment Management Company, a California corporation, TCW Asset Management Company, a California corporation, TCW/Crescent Mezzanine II, LLC, a Delaware limited liability company, TCW/Crescent Mezzanine Partners II, L.P., a Delaware limited partnership, TCW/Crescent Mezzanine Trust II, a Delaware business trust, TCW Leveraged Income Trust, L.P., a Delaware limited partnership, TCW Leveraged Income Trust II, L.P., a Delaware limited partnership, TCW Leveraged Income Trust IV, L.P., a Delaware limited partnership, TCW Advisers (Bermuda) Ltd., a Bermuda corporation, TCW/Crescent Mezzanine II, L.P., a Delaware limited partnership, TCW (LINC II), L.P., a Delaware limited partnership, and TCW (LINC IV), LLC, a Delaware limited liability company (collectively, the "Reporting Persons"), with respect to the Common Stock, par value $0.002 per share (the "Common Stock"), of Synagro Technologies, Inc., a Delaware corporation (the "Issuer"). The address of the principal executive office of the Issuer is 1800 Bering Drive, Suite 100, Houston, TX 77057.

ITEM 2.  IDENTITY AND BACKGROUND

         On July 6, 2001, Societe Generale S.A., a company incorporated under the laws of France ("SG"), acquired approximately 51% of the equity securities and 80% of the voting rights of TCW pursuant to an Amended and Restated Acquisition Agreement and Plan of Recapitalization, dated as of April 11, 2001, among TCW, SG, Societe Generale Asset Management, S.A., a company incorporated under the laws of France, Marc I. Stern as the Stockholders' Representative, the holders of common stock, par value US$1.00 per share, of TCW party thereto, and the holders of phantom stock of TCW party thereto. As a result of the acquisition by SG, Robert A. Day no longer is deemed to control TCW or share voting or dispositive power within TCW, and has thus ceased to be a beneficial owner of any securities of the Issuer and is no longer a Reporting Person.

         The Reporting Persons, together with TCW's other direct and indirect subsidiaries, collectively constitute The TCW Group, Inc. business unit (the "TCW Business Unit"). The TCW Business Unit is primarily engaged in the provision of investment management services.

         As of July 6, 2001, the ultimate parent company of TCW is SG. The principal business of SG is acting as a holding company for a global financial services group, which includes certain distinct specialized business units that are independently operated, including the TCW Business Unit.

         SG, for purposes of the federal securities laws, may be deemed ultimately to control TCW and the TCW Business Unit. SG, its executive officers and directors, and its direct and indirect subsidiaries (including all of its business units except the TCW Business Unit), may beneficially own shares of the securities of the issuer to which this schedule relates (the "Shares") and such Shares are not reported in this statement. In accordance with Securities and Exchange Commission ("SEC") Release No. 34-39538 (January 12, 1998), and due to the separate management and independent operation of its business units, SG disclaims beneficial ownership of Shares beneficially owned by the Reporting Person. The Reporting Person disclaims beneficial ownership of Shares beneficially owned by SG and any of SG's other business units.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         (a)      AGGREGATE AMOUNT BENEFICIALLY OWNED AND PERCENT OF
                  CLASS:

         See Item 2.

         (e) DATE ON WHICH THE REPORTING PERSON CEASED TO BE A BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES:

         See Item 2.

                                   SIGNATURES

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this Statement is true, complete and correct.

                                       July 6, 2001

                                       THE TCW GROUP, INC.


                                       By: /s/ LINDA D. BARKER
                                          -------------------------------------
                                       Name: Linda D. Barker
                                       Title: Authorized Signatory



                                       ROBERT A. DAY


                                       By: /s/ LINDA D. BARKER
                                          -------------------------------------
                                       Name: Linda D. Barker
                                       Under Power of Attorney dated November 6,
                                       2000 on file with Schedule 13G for Retek,
                                       Inc., dated November 8, 2000.


                                       TCW INVESTMENT MANAGEMENT COMPANY


                                       By: /s/ LINDA D. BARKER
                                          -------------------------------------
                                       Name: Linda D. Barker
                                       Title: Authorized Signatory



                                       TCW ASSET MANAGEMENT COMPANY


                                       By: /s/ LINDA D. BARKER
                                          -------------------------------------
                                       Name: Linda D. Barker
                                       Title: Authorized Signatory

                                       TCW/CRESENT MEZZANINE II, LLC

                                       By: TCW/CRESCENT MEZZANINE, LLC,
                                            its Managing Owner

                                            By: /s/ LINDA D. BARKER
                                               --------------------------------
                                            Name: Linda D. Barker
                                            Title: Authorized Signatory



                                       TCW/CRESCENT MEZZANINE PARTNERS II, L.P.

                                       By: TCW/CRESCENT MEZZANINE II, L.P.,
                                            its General Partner

                                       By: TCW/CRESCENT MEZZANINE, LLC,
                                            its General Partner

                                            By: /s/ LINDA D. BARKER
                                               -------------------------------
                                            Name: Linda D. Barker
                                            Title: Authorized Signatory



                                       TCW/CRESCENT MEZZANINE TRUST II

                                       By: TCW/CRESCENT MEZZANINE II, L.P.,
                                            as Managing Owner

                                       By: TCW/CRESCENT MEZZANINE, LLC,
                                            as General Partner

                                            By: /s/ LINDA D. BARKER
                                               --------------------------------
                                            Name: Linda D. Barker
                                            Title: Authorized Signatory

                                       TCW LEVERAGED INCOME TRUST, L.P.

                                       By: TCW ADVISERS (BERMUDA) LTD.,
                                            its General Partner

                                       By: /s/ LINDA D. BARKER
                                          -------------------------------------
                                       Name: Linda D. Barker
                                       Title: Authorized Signatory



                                       TCW LEVERAGED INCOME TRUST II, L.P.

                                       By: TCW (LINC II), L.P.,
                                            its General Partner

                                       By: TCW ADVISERS (BERMUDA) LTD.,
                                            its General Partner

                                            By: /s/ LINDA D.BARKER
                                               --------------------------------
                                            Name: Linda D. Barker
                                            Title: Authorized Signatory



                                       TCW LEVERAGED INCOME TRUST IV, L.P.

                                       By: TCW (LINC IV), LLC,
                                            its General Partner

                                       By: TCW Asset Management Company,
                                            its Managing Member

                                            By: /s/ LINDA D.BARKER
                                               -------------------------------
                                            Name: Linda D. Barker
                                            Title: Authorized Signatory

                                       TCW ADVISERS (BERMUDA) LTD.


                                            By: /s/ LINDA D. BARKER
                                               -------------------------------
                                            Name: Linda D. Barker
                                            Title: Authorized Signatory



                                       TCW/CRESCENT MEZZANINE II, L.P.

                                       By: TCW CRESCENT MEZZANINE, LLC,
                                            its Managing Owner

                                            By: /s/ LINDA D. BARKER
                                               -------------------------------
                                            Name: Linda D. Barker
                                            Title: Authorized Signatory



                                       TCW (LINC II) L.P.

                                       By: TCW Advisers (Bermuda) Ltd.,
                                            Its General Partner

                                            By: /s/ LINDA D. BARKER
                                               -------------------------------
                                            Name: Linda D. Barker
                                            Title: Authorized Signatory



                                       TCW (LINC IV), LLC

                                       By: TCW ASSET MANAGEMENT COMPANY,
                                            its Managing Member

                                            By: /s/ LINDA D. BARKER
                                               --------------------------------
                                            Name: Linda D. Barker
                                            Title: Authorized Signatory

                                       TCW CRESCENT MEZZANINE, LLC

                                       By: /s/ LINDA D. BARKER
                                          -------------------------------------
                                       Name: Linda D. Barker
                                       Title: Authorized Signatory